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                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Post Effective Amendment No. 3 to Registration Statement No. 333-105070 of Sierra Pacific Resources of our report dated March 7, 2004 (August 6, 2004 as to the adoption of a new accounting standard described in Note 18 - Earnings Per Share, and to the effects of the discontinued operations described in Note 19 - SPC Sale of Assets) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 and SFAS No. 143), appearing in the Current Report on Form 8-K of Sierra Pacific Resources filed on August 13, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Reno, Nevada
August 23, 2004